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                                                                   EXHIBIT 11

SYNERGISTIC HOLDINGS CORP. AND SUBSIDIARY
STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
(UNAUDITED)



                                                          QUARTER ENDED
                                                 ----------------------------
                                                    MARCH 31,       MARCH 31,
                                                     1996            1995
                                                 ------------     -----------
NET LOSS                                           $(348,187)      $(807,651)
                                                  -----------      ----------

WEIGHTED AVERAGE SHARES AND
  SHARE EQUIVALENTS OUTSTANDING:
Weighted average common
  stock outstanding                                 3,116,478       3,085,000

Net effect of the assumed exercise
  of stock options and warrants based on the treasury stock method (1)


Total weighted average shares and
  share equivalents outstanding:                    3,116,478       3,085,000
                                                  -----------      ----------

INCOME (LOSS) PER SHARE
  AND EQUIVALENT SHARE

NET LOSS PER SHARE                                $(    0.11)      $(   0.26)
                                                  -----------      ----------



(1) Fully diluted earnings per share approximates primary earnings per share as applicable. Common Stock equivalents relating to stock options and warrants for 1996 and 1995 have been excluded in determining per share data for the three months ended March 31, 1996 and 1995 as they are antidilutive.


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